Exhibit 99.1

[EXTERNAL]

TTEC Provides Update on Potential Take Private Transaction

AUSTIN, Texas, August 1, 2025 /PRNewswire/ -- TTEC Holdings, Inc. (NASDAQ:TTEC), a leading global CX (customer experience) technology and services innovator for AI-enabled CX solutions, announced today that on July 31, 2025, the Board of Directors (the “Board”) of TTEC Holdings, Inc. (“TTEC” or the “Company”) received a letter from TTEC founder, Chairman and Chief Executive Officer, Kenneth Tuchman advising the Board that due to market conditions Mr. Tuchman has determined not to pursue his previously announced unsolicited, preliminary non-binding proposal of September 27, 2024 to acquire the outstanding shares of the Company that he and his controlled affiliates do not already own.

The Board of Directors has full confidence that TTEC, led by Mr. Tuchman and TTEC’s executive leadership team, will continue to thrive, as a public company, in its mission to support clients in the increasingly complex CX ecosystem.

As previously reported, TTEC will release its earnings results for Q2 2025 after the market closes on Thursday, August 7, 2025. The Company will then host a live webcast and conference call at 8:30 a.m. ET on Friday, August 8, 2025.

ABOUT TTEC

TTEC (pronounced T-TEC) Holdings, Inc. (NASDAQ:TTEC) is a leading global CX (customer experience) technology and services innovator for AI-enabled digital CX solutions. Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step of the customer journey. Leveraging next-gen digital technology, the Company's TTEC Digital business designs, builds, and operates omnichannel contact center technology, CRM, AI and analytics solutions. The Company's TTEC Engage business delivers AI-enabled customer engagement, customer acquisition and growth, tech support, back office, and fraud prevention services. Founded in 1982, the Company's singular obsession with CX excellence has earned it leading client, customer, and employee satisfaction scores across the globe. The Company's employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more, visit us at https://www.ttec.com.

Corporate Comms Meredith Matthews meredithmattews@ttec.com	Investor Relations Robert Belknapp bob.belknapp@ttec.com